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                                                                   EXHIBIT 3.a

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                BIC CORPORATION

              (Under Section 807 of the Business Corporation Law)


     FIRST: The name of the corporation is BIC CORPORATION (hereinafter the "Corporation"). The name under which the Corporation was formed is BIC PEN CORPORATION.

     SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on November 14, 1958. A Restated Certificate of Incorporation was filed by the Department of State on April 29, 1971 and on June 1, 1992.

     THIRD: The Certificate of Incorporation, as heretofore amended and restated, is hereby further amended or changed to effect one or more of the amendments or changes authorized by the Business Corporation Law, to wit:

     1. To authorize the Corporation to issue 25,000,000 additional Common Shares, $1.00 par value.

     2. To eliminate the personal liability of directors to the Corporation or to its shareholders for damages for any breach of duty as a director to the full extent permitted by Section 402(b) of the New York Business Corporation Law.

     FOURTH: To accomplish the foregoing amendments, Article FOURTH, which sets forth the number of shares of Common Stock which the Corporation is authorized to issue, is hereby amended to read as set forth in Article FOURTH of the Certificate of Incorporation of the Corporation as hereinafter restated and Article NINTH, which eliminates the personal liability of directors, is hereby added to read as set forth in Article NINTH of the Certificate of Incorporation of the Corporation as hereinafter restated.

     FIFTH: The amendment and restatement of the Certificate of Incorporation of the Corporation herein provided for was authorized by the vote of a majority of the Board of Directors of the Corporation on February 11, 1993.

     SIXTH: The amendment and restatement of the Certificate of Incorporation of the Corporation herein provided for was authorized by the vote of a majority of the shareholders of the Corporation at the Annual Meeting of Shareholders held on April 27, 1993.

     SEVENTH: The text of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby restated as further amended or changed herein to read as follows:

                          CERTIFICATE OF INCORPORATION

                                       OF

                                BIC CORPORATION

              (Under Section 402 of the Business Corporation Law)


                         -----------------------------



     FIRST:   The name of the Corporation is BIC CORPORATION.


     SECOND: The Corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law. The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.


     THIRD:   The city, incorporated village or town, and the county within the
State of New York in which the office of the Corporation is to be located are the City of New York and County of New York.


     FOURTH: The aggregate number of shares which the Corporation shall be authorized to issue is Fifty One Million (51,000,000), consisting of One Million (1,000,000) Preferred Shares of the par value of One Dollar ($1.00) per share (hereinafter sometimes referred to as the "Preferred Shares") and Fifty Million (50,000,000) Common Shares of the par value of One Dollar ($1.00) per share (hereinafter sometimes referred to as the "Common Shares").


     FIFTH:   The Secretary of State is designated as the agent of the
Corporation upon whom process against the Corporation may be served. The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:


                                 CT Corporation System
                                 1633 Broadway
                                 New York, New York  10019

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     SIXTH:   Except as may otherwise be specifically provided in this
Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers, and other Corporation personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.


     SEVENTH: No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire, any shares of any class of the Corporation which the Corporation proposes to issue, or any right or option which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into, or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been required and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any portion thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.


     EIGHTH: The registered agent of the Corporation is CT Corporation System whose address within the State of New York is 1633 Broadway, New York, New York 10019. The registered agent is the agent of the Corporation upon whom process against it may be served.

     NINTH: No director of the Corporation shall be liable to the Corporation or to its shareholders for damages for any breach of duty in such capacity except as provided by Section 402(b)(1) and (2) of the New York Business Corporation Law.

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

     IN WITNESS WHEREOF, the undersigned do hereunto sign their names and affirm that the statements made herein are true under the penalties of perjury, on this 27th day of April, 1993.

                                  BIC CORPORATION



                                   /s/ Bruno Bich
                                  -----------------------------------
                                  Bruno Bich
                                  Chairman


                                   /s/ Thomas M. Kelleher
                                  -----------------------------------
                                  Thomas M. Kelleher
                                  Secretary

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